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EXHIBIT (a)(5)(V)

News Release

For Immediate Release

World Heart Corporation Announces Successful Results of Tender Offers
To Amend and Exchange Warrants and Debentures

Oakland, CA, USA — July 19, 2005: (NASDAQ: WHRT, TSX: WHT) — World Heart Corporation (the "Company" or "WorldHeart") announced today successful results of its offer for all of the outstanding warrants to purchase common shares of the Company and its offer for all of the outstanding debentures convertible into common shares of the Company (together, the "Offers"). These debentures and warrants were issued in the Company's September 2004 convertible debenture transaction.

As of the expiration of the offering period at 5:00 p.m., Pacific Daylight Time, today, all of the outstanding warrants and all of the outstanding debentures were tendered in accordance with the terms of the Offers.

"The tendering of all of the warrants and debentures along with our shareholder approvals at our annual and special meeting yesterday, allows WorldHeart to proceed with completion of the strategic acquisition of the assets of MedQuest Products, Inc. and the related financing transaction with Maverick Venture Management" commented Jal S. Jassawalla, President and Chief Executive Officer of WorldHeart. "With these transactions we are broadening our product platform to include rotary and pulsatile next-generation systems to serve the needs of late and end-stage heart failure patients and will have the necessary funding in place to accelerate these important development programs."

At the close of the MedQuest acquisition and financing WorldHeart will have:

  •
  eliminated in excess of US$11 million of convertible debentures and approximately US$2 million of interest that would have been payable over the five-year life of the debentures to their maturity on September 12, 2009;

  •
  issued approximately 10.7 million common shares in connection with the exercise of warrants;

  •
  raised approximately US$23 million in gross financing; and

  •
  approximately 55.4 million common shares outstanding.

TECHNOLOGY FOR LIFE
 WORLD HEART CORPORATION – 7799 PARDEE LANE, OAKLAND, CA    94621
Phone: (510) 563-5000 – Fax: (510) 563-5005
www.worldheart.com

About World Heart Corporation:

World Heart Corporation is a global medical device company headquartered in Oakland, California, USA with an additional facility in Heesch, Netherlands. The Company's registered office is in Ottawa, Ontario, Canada.

Forward-Looking Statements

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation, risks in product development and market acceptance of and demand for the Company's products, risks associated with the timely completion of or an unsuccessful result in the RELIANT Trial, delays in the completion of the MedQuest acquisition and Maverick private placement, failure to achieve anticipated synergies after the acquisition and other risks detailed in the Company's filings with the Securities and Exchange Commission, including its recently filed Proxy Statement and Amended Annual Report on Form 10-KSB/A for year ended 2004.

Contact Information:
World Heart Corporation
Richard Juelis (510) 563-4713
Peggy Allman (510) 563-4721
www.worldheart.com

TECHNOLOGY FOR LIFE
 WORLD HEART CORPORATION – 7799 PARDEE LANE, OAKLAND, CA    94621
Phone: (510) 563-5000 – Fax: (510) 563-5005
www.worldheart.com

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World Heart Corporation Announces Successful Results of Tender Offers To Amend and Exchange Warrants and Debentures